Exhibit 99.1

Antero Midstream Announces Fourth Quarter 2023 Results, 2024 Guidance and $500 Million Share Repurchase Program

Denver, Colorado, February 14, 2024—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its fourth quarter 2023 financial and operating results and 2024 guidance. In addition, Antero Midstream announced the authorization of a $500 million share repurchase program. The relevant consolidated financial statements are included in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2023.

Fourth Quarter 2023 Highlights:

•	Net Income was $100 million, or $0.21 per diluted share, a 24% per share increase compared to the prior year quarter
•	Adjusted Net Income was $114 million, or $0.24 per diluted share, a 20% per share increase compared to the prior year quarter (non-GAAP measure)
•	Low pressure gathering and processing volumes increased by 10% and 12%, respectively, compared to the prior year quarter
•	Adjusted EBITDA was $254 million, a 10% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $46 million, a 27% decrease compared to the prior year quarter
•	Free Cash Flow after dividends was $48 million compared to $8 million in the prior year quarter (non-GAAP measure)

Full Year 2023 Highlights:

•	Net Income was $372 million, or $0.77 per diluted share
•	Adjusted EBITDA was $989 million, at the high end of the guidance range of $970 to $990 million (non-GAAP measure)
•	Capital expenditures were $185 million, at the lower end of the guidance range of $180 to $200 million
•	Free Cash Flow after dividends was $155 million compared to a $1 million deficit in 2022 (non-GAAP measure)
•	Leverage declined to 3.3x as of December 31, 2023 (non-GAAP measure)
•	Return on Invested Capital increased to 18%, compared to 17% in 2022 (non-GAAP measure)

2024 Guidance Highlights:

•	Net Income of $405 to $445 million, representing GAAP earnings of $0.84 to $0.93 per share
•	Adjusted EBITDA of $1,020 to $1,060 million, a 5% increase compared to 2023 at the midpoint (non-GAAP measure)
•	Capital budget of $150 to $170 million, a 14% decrease compared to 2023 at the midpoint
•	Free Cash Flow after dividends of $235 to $275 million assuming an annualized dividend of $0.90 per share, a 65% increase compared to 2023 at the midpoint (non-GAAP measures)
•	Authorized a $500 million share repurchase program

Paul Rady, Chairman and CEO said, “Antero Midstream delivered another exceptional quarter with double-digit year-over-year throughput and Adjusted EBITDA growth. Our just-in-time capital investment philosophy generated an 18% Return on Invested Capital in 2023. These results highlight our commitment to high-return, high-visibility capital projects that are the foundation of Antero Midstream’s capital allocation strategy.”

Brendan Krueger, CFO of Antero Midstream, said “Antero Midstream’s Free Cash Flow after dividends resulted in over $150 million of total debt reduction in 2023, with leverage declining to 3.3x at year-end. Looking ahead to 2024, we expect our Free Cash Flow after dividends to expand significantly, providing additional capacity for debt reduction as we remain committed to achieving our 3.0x Leverage target.”

Mr. Krueger further added, “In addition to our focus on debt reduction, Antero Midstream’s new $500 million share repurchase program provides an avenue for shareholder returns that is complementary to our stable dividend. Once our leverage target is achieved, this share repurchase program provides Antero Midstream with the flexibility to allocate capital to the highest return opportunities that maximize shareholder value.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage, Free Cash Flow after dividends, and Return on Invested Capital please see “Non-GAAP Financial Measures.”

Share Repurchase Program

On February 14, 2024, Antero Midstream’s Board of Directors authorized a share repurchase program that allows the Company to repurchase up to $500 million of outstanding common stock. This represents approximately 9% of Antero Midstream’s market capitalization based on the current share price.

The shares may be repurchased from time to time in open market transactions, through privately negotiated transactions or by other means in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including the market price of the Company’s common stock, general market and economic conditions and applicable legal requirements. The exact number of shares to be repurchased by the Company is not guaranteed and the program may be suspended, modified, or discontinued at any time without prior notice.

2024 Guidance

Antero Midstream is forecasting Net Income of $405 to $445 million and Adjusted Net Income (adjusted for amortization of customer relationships and effective tax rate impact) of $460 to $500 million. The Company is forecasting Adjusted EBITDA of $1,020 to $1,060 million, which represents a 5% increase compared to 2023 at the midpoint. This Adjusted EBITDA growth is driven by the expiration of the low pressure gathering fee rebate program, inflation adjustments to Antero Midstream’s fixed fees and flat-to-low single digit throughput growth in 2024 compared to 2023. In addition, Antero Midstream expects to service approximately 52 to 57 wells with its fresh water delivery system with an average lateral length of approximately 16,000 feet. Antero Midstream’s 2024 guidance includes approximately $130 to $140 million of combined distributions from its interests in the processing and fractionation joint venture with MPLX, LP (the “Joint Venture”) and in Stonewall Gathering LLC.

Antero Midstream is forecasting a capital budget of $150 to $170 million, a 14% decrease compared to 2023 at the midpoint. The midpoint of the 2024 capital budget includes approximately $130 million of investment in gathering and compression infrastructure for low pressure gathering connections, additional compression capacity, and further expansion of its Marcellus high pressure gathering system. Antero Midstream has budgeted an investment of $30 million for fresh water delivery and wastewater blending and pipeline infrastructure in 2024. Antero Midstream expects to invest approximately 60% to 65% of its full year capital budget in the second and third quarter during the summer months that are more favorable for infrastructure buildout. Substantially all of Antero Midstream’s 2024 capital budget is focused in the Marcellus Shale liquids-rich midstream corridor.

Antero Midstream is forecasting Free Cash Flow before dividends of $670 to $710 million and Free Cash Flow after dividends of $235 to $275 million for 2024, assuming an annualized dividend of $0.90 per share.

The following is a summary of Antero Midstream’s 2024 guidance ($ in millions):

	Twelve Months Ended December 31, 2024
	Low	High
Net Income	$405	$445
Adjusted Net Income	460	500
Adjusted EBITDA	1,020	1,060
Capital Expenditures	150	170
Interest Expense	185	195
Free Cash Flow Before Dividends	670	710
Total Dividends	435	435
Free Cash Flow After Dividends	235	275

Fourth Quarter 2023 Financial Results

Low pressure gathering volumes for the fourth quarter of 2023 averaged 3,377 MMcf/d, a 10% increase as compared to the prior year quarter. Low pressure gathering volumes subject to the growth incentive fee were in excess of the second threshold of 3,150 MMcf/d, resulting in a $16 million rebate to Antero Resources. Compression volumes for the fourth quarter of 2023 averaged 3,343 MMcf/d, a 14% increase compared to the prior year quarter. High pressure gathering volumes averaged 3,047 MMcf/d, a 10% increase compared to the prior year quarter. Fresh water delivery volumes averaged 94 MBbl/d during the quarter, a 15% decrease compared to the fourth quarter of 2022.

Gross processing volumes from the Joint Venture averaged 1,649 MMcf/d for the fourth quarter of 2023, a 12% increase compared to the prior year quarter. Joint Venture processing capacity was approximately 100% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 40 MBbl/d, an 11% increase compared to the prior year quarter. Joint Venture fractionation capacity was 100% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended December 31,
Average Daily Volumes:	2022	2023	% Change
Low Pressure Gathering (MMcf/d)	3,070	3,377	10%
Compression (MMcf/d)	2,945	3,343	14%
High Pressure Gathering (MMcf/d)	2,762	3,047	10%
Fresh Water Delivery (MBbl/d)	111	94	(15)%
Gross Joint Venture Processing (MMcf/d)	1,473	1,649	12%
Gross Joint Venture Fractionation (MBbl/d)	36	40	11%

For the three months ended December 31, 2023, revenues were $260 million, comprised of $207 million from the Gathering and Processing segment and $53 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $25 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $23 million and $28 million, respectively, for a total of $51 million. Water Handling operating expenses include $22 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $9 million during the fourth quarter of 2023. Total operating expenses during the fourth quarter of 2023 included $8 million of equity-based compensation expense and $35 million of depreciation.

Net Income was $100 million, or $0.21 per diluted share, a 24% per share increase compared to the prior year quarter. Net Income adjusted for amortization of customer relationships, impairment of property and equipment, loss on settlement of asset retirement obligation and gain on asset sale, net of tax effects of reconciling items, or Adjusted Net Income, was $114 million. Adjusted Net Income was $0.24 per share, a 20% per share increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended December 31,
	2022	2023
Net Income	$82,793	100,447
Amortization of customer relationships	17,668	17,668
Impairment of property and equipment	—	146
Loss on settlement of asset retirement obligations	—	185
Gain on asset sale	(9)	(6)
Tax effect of reconciling items(1)	(4,540)	(4,657)
Adjusted Net Income	$95,912	113,783

(1)	The tax rates for the three months ended December 31, 2022 and 2023 were 25.7% and 25.9%, respectively.

Adjusted EBITDA was $254 million, a 10% increase compared to the prior year quarter, driven primarily by double-digit year-over-year throughput growth. Interest expense was $52 million, a 1% decrease compared to the prior year quarter driven by lower average total debt, partially offset by higher interest rates on our revolving credit facility borrowings. Capital expenditures were $46 million, a 27% decrease compared to the prior year quarter. Free Cash Flow before dividends was $156 million, a 34% increase compared to the prior year quarter. Free Cash Flow after dividends was $48 million, a 500% increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended December 31,
	2022	2023
Net Income	$82,793	100,447
Interest expense, net	52,408	52,000
Income tax expense	32,696	30,865
Depreciation expense	33,581	34,885
Amortization of customer relationships	17,668	17,668
Impairment of property and equipment	—	146
Gain on asset sale	(9)	(6)
Accretion of asset retirement obligations	44	44
Loss on settlement of asset retirement obligations	—	185
Equity-based compensation	5,628	8,431
Equity in earnings of unconsolidated affiliates	(23,751)	(27,631)
Distributions from unconsolidated affiliates	29,990	36,935
Adjusted EBITDA	$231,048	253,969
Interest expense, net	(52,408)	(52,000)
Capital expenditures (accrual-based)	(62,896)	(45,536)
Free Cash Flow before dividends	$115,744	156,433
Dividends declared (accrual-based)	(107,688)	(107,941)
Free Cash Flow after dividends	$8,056	48,492

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended December 31,
	2022	2023
Net cash provided by operating activities	$168,628	208,321
Amortization of deferred financing costs	(1,448)	(1,516)
Settlement of asset retirement obligations	4,059	389
Income tax expense	32,696	30,865
Deferred income tax expense	(32,696)	(37,242)
Changes in working capital	7,401	1,152
Capital expenditures (accrual-based)	(62,896)	(45,536)
Free Cash Flow before dividends	$115,744	156,433
Dividends declared (accrual-based)	(107,688)	(107,941)
Free Cash Flow after dividends	$8,056	48,492

Fourth Quarter 2023 Operating Update

Gathering and Processing — During the fourth quarter of 2023, Antero Midstream connected 21 wells to its gathering system.

Water Handling— Antero Midstream’s water delivery systems serviced 15 well completions during the fourth quarter of 2023. For the full year, the Company’s water delivery systems serviced 76 well completions.

Capital Investments

Capital expenditures were $46 million during the fourth quarter of 2023. The company invested $34 million in gathering and compression and $12 million in water infrastructure primarily in the liquids-rich midstream corridor of the Marcellus Shale.

Conference Call

A conference call is scheduled on Thursday, February 15, 2024 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, February 22, 2024 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13743574. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, February 22, 2024 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships, impairment of property and equipment, loss on settlement of asset retirement obligations and loss (gain) on asset sale, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus interest expense, net, income tax expense, depreciation expense, amortization of customer relationships, impairment of property and equipment, loss (gain) on asset sale, accretion of asset retirement obligations, loss on settlement of asset retirement obligations, and equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less interest expense, net and accrual-based capital expenditures. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow for the years ended December 31, 2022 and 2023 as used in this release (in thousands):

	Twelve Months Ended December 31,
	2022	2023
Net Income	$326,242	371,786
Interest expense, net	189,948	217,245
Income tax expense	117,494	128,287
Depreciation expense	131,762	136,059
Amortization of customer relationships	70,672	70,672
Impairment of property and equipment	3,702	146
Loss (gain) on asset sale	(2,251)	6,030
Accretion of asset retirement obligations	222	177
Loss on settlement of asset retirement obligations	539	805
Equity-based compensation	19,654	31,606
Equity in earnings of unconsolidated affiliates	(94,218)	(105,456)
Distributions from unconsolidated affiliates	120,460	131,835
Adjusted EBITDA	$884,226	989,192
Interest expense, net	(189,948)	(217,245)
Capital expenditures (accrual-based)	(264,920)	(184,994)
Free Cash Flow before dividends	$429,358	586,953
Dividends declared (accrual-based)	(430,649)	(431,727)
Free Cash Flow after dividends	$(1,291)	155,226

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends for the years ended December 31, 2022 and 2023 as used in this release (in thousands):

	Twelve Months Ended December 31,
	2022	2023
Net cash provided by operating activities	$699,604	779,063
Amortization of deferred financing costs	(5,716)	(5,979)
Settlement of asset retirement obligations	5,454	1,258
Income tax expense	117,494	128,287
Deferred income tax expense	(117,494)	(134,664)
Changes in working capital	(5,064)	3,982
Capital expenditures (accrual-based)	(264,920)	(184,994)
Free Cash Flow before dividends	$429,358	586,953
Dividends declared (accrual-based)	(430,649)	(431,727)
Free Cash Flow after dividends	$(1,291)	155,226

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended December 31,
	2022	2023
Capital expenditures (as reported on a cash basis)	$62,770	53,708
Change in accrued capital costs	126	(8,172)
Capital expenditures (accrual basis)	$62,896	45,536

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

December 31, 2023
Bank credit facility	$630,100
7.875% senior notes due 2026	550,000
5.75% senior notes due 2027	650,000
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
Consolidated total debt	$3,230,100
Less: Cash and cash equivalents	66
Consolidated net debt	$3,230,034

Antero Midstream defines Return on Invested Capital as earnings before interest and income taxes excluding amortization of customer relationships, impairment expense, loss on asset sale, loss on settlement of asset retirement obligations, and the tax-effects of such amounts, divided by average total liabilities and stockholders’ equity, excluding current liabilities, intangible assets and impairment of property and equipment in order to derive an operating asset driven Return on Invested Capital calculation.

The following table reconciles Return on Invested Capital for the last twelve months as used in this release (in thousands):

Twelve Months Ended December 31, 2023
Net Income	$371,786
Amortization of customer relationships	70,672
Impairment of property and equipment	146
Loss on settlement of asset retirement obligations	805
Loss on asset sale	6,030
Tax effect of reconciling items(1)	(19,996)
Adjusted Net Income	429,443
Interest expense, net	217,245
Income tax expense	128,287
Tax effect of reconciling items(1)	19,996
Adjusted EBIT	$794,971
Average invested capital	$4,410,681
Return on Invested Capital	18%

(1)	The statutory tax rate for the year ended December 31, 2023 was 25.8%.

Antero Midstream has not included a reconciliation of Adjusted Net Income, Adjusted EBITDA and Free Cash Flow before and after dividends to the nearest GAAP financial measures for 2024 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in millions):

	Twelve Months Ended December 31, 2024
	Low	High
Depreciation expense	$135	$145
Equity based compensation expense	40	45
Amortization of customer relationships	70	75
Distributions from unconsolidated affiliates	130	140

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, NGL and oil prices, impacts of geopolitical and world health events, Antero Midstream’s ability to execute its share repurchase program, Antero Midstream’s ability to realize the benefits of the Marcellus bolt-on acquisition, including the anticipated capital avoidance and synergies, Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2023.

For more information, contact Justin Agnew, Director – Finance and Investor Relations of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,
	2022	2023
Assets
Current assets:
Cash and cash equivalents	$—	66
Accounts receivable–Antero Resources	86,152	88,610
Accounts receivable–third party	575	952
Income tax receivable	940	—
Other current assets	1,326	1,500
Total current assets	88,993	91,128

Property and equipment, net	3,751,431	3,793,523
Investments in unconsolidated affiliates	652,767	626,650
Customer relationships	1,286,103	1,215,431
Other assets, net	12,026	10,886
Total assets	$5,791,320	5,737,618

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$5,436	4,457
Accounts payable–third party	22,865	10,499
Accrued liabilities	72,715	80,630
Other current liabilities	1,061	831
Total current liabilities	102,077	96,417
Long-term liabilities:
Long-term debt	3,361,282	3,213,216
Deferred income tax liability, net	131,215	265,879
Other	4,428	10,375
Total liabilities	3,599,002	3,585,887

Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2022 and 2023
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2022 and 2023	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 478,497 and 479,713 issued and outstanding as of December 31, 2022 and 2023, respectively	4,785	4,797
Additional paid-in capital	2,104,740	2,046,487
Retained earnings	82,793	100,447
Total stockholders' equity	2,192,318	2,151,731
Total liabilities and stockholders' equity	$5,791,320	5,737,618

ANTERO MIDSTREAM CORPORATION

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,
	2022	2023
Revenue:
Gathering and compression–Antero Resources	$191,111	216,726
Water handling–Antero Resources	67,776	60,627
Water handling–third party	334	485
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	241,553	260,170
Operating expenses:
Direct operating	48,295	50,783
General and administrative (including $5,628 and $8,431 of equity-based compensation in 2022 and 2023, respectively)	14,528	17,926
Facility idling	968	526
Depreciation	33,581	34,885
Impairment of property and equipment	—	146
Accretion of asset retirement obligations	44	44
Loss on settlement of asset retirement obligations	—	185
Gain on asset sale	(9)	(6)
Total operating expenses	97,407	104,489
Operating income	144,146	155,681
Other income (expense):
Interest expense, net	(52,408)	(52,000)
Equity in earnings of unconsolidated affiliates	23,751	27,631
Total other expense	(28,657)	(24,369)
Income before income taxes	115,489	131,312
Income tax expense	(32,696)	(30,865)
Net income and comprehensive income	$82,793	100,447

Net income per common share–basic	$0.17	0.21
Net income per common share–diluted	$0.17	0.21

Weighted average common shares outstanding:
Basic	478,493	479,709
Diluted	480,966	483,733

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

	Three Months Ended		Amount of
	December 31,		Increase	Percentage
	2022	2023	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	282,438	310,705	28,267	10%
Compression (MMcf)	270,909	307,511	36,602	14%
Gathering—high pressure (MMcf)	254,123	280,287	26,164	10%
Fresh water delivery (MBbl)	10,248	8,627	(1,621)	(16)%
Other fluid handling (MBbl)	4,877	5,205	328	7%
Wells serviced by fresh water delivery	22	15	(7)	(32)%
Gathering—low pressure (MMcf/d)	3,070	3,377	307	10%
Compression (MMcf/d)	2,945	3,343	398	14%
Gathering—high pressure (MMcf/d)	2,762	3,047	285	10%
Fresh water delivery (MBbl/d)	111	94	(17)	(15)%
Other fluid handling (MBbl/d)	53	57	4	8%
Average Realized Fees:
Average gathering—low pressure fee ($/Mcf)	$0.34	0.35	0.01	3%
Average compression fee ($/Mcf)	$0.21	0.21	—	*
Average gathering—high pressure fee ($/Mcf)	$0.21	0.21	—	*
Average fresh water delivery fee ($/Bbl)	$4.09	4.22	0.13	3%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	135,535	151,727	16,192	12%
Fractionation—Joint Venture (MBbl)	3,290	3,680	390	12%
Processing—Joint Venture (MMcf/d)	1,473	1,649	176	12%
Fractionation—Joint Venture (MBbl/d)	36	40	4	11%

* Not meaningful or applicable.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended December 31, 2023
	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$232,226	60,627	—	292,853
Revenue–third-party	—	485	—	485
Gathering—low pressure fee rebate	(15,500)	—	—	(15,500)
Amortization of customer relationships	(9,272)	(8,396)	—	(17,668)
Total revenues	207,454	52,716	—	260,170
Operating expenses:
Direct operating	22,688	28,095	—	50,783
General and administrative (excluding equity-based compensation)	5,837	2,788	870	9,495
Equity-based compensation	6,218	1,963	250	8,431
Facility idling	—	526	—	526
Depreciation	21,440	13,445	—	34,885
Impairment of property and equipment	133	13	—	146
Accretion of asset retirement obligations	—	44	—	44
Loss on settlement of asset retirement obligations	—	185	—	185
Gain on asset sale	—	(6)	—	(6)
Total operating expenses	56,316	47,053	1,120	104,489
Operating income	151,138	5,663	(1,120)	155,681
Other income (expense):
Interest expense, net	—	—	(52,000)	(52,000)
Equity in earnings of unconsolidated affiliates	27,631	—	—	27,631
Total other income (expense)	27,631	—	(52,000)	(24,369)
Income before income taxes	178,769	5,663	(53,120)	131,312
Income tax expense	—	—	(30,865)	(30,865)
Net income and comprehensive income	$178,769	5,663	(83,985)	100,447

ANTERO MIDSTREAM CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2021	2022	2023
Cash flows provided by (used in) operating activities:
Net income	$331,617	326,242	371,786
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	108,790	131,762	136,059
Accretion of asset retirement obligations	460	222	177
Impairment of property and equipment	5,042	3,702	146
Deferred income tax expense	117,123	117,494	134,664
Equity-based compensation	13,529	19,654	31,606
Equity in earnings of unconsolidated affiliates	(90,451)	(94,218)	(105,456)
Distributions from unconsolidated affiliates	118,990	120,460	131,835
Amortization of customer relationships	70,672	70,672	70,672
Amortization of deferred financing costs	5,549	5,716	5,979
Settlement of asset retirement obligations	(1,385)	(5,454)	(1,258)
Loss on settlement of asset retirement obligations	—	539	805
Loss (gain) on asset sale	3,628	(2,251)	6,030
Loss on early extinguishment of debt	21,757	—	—
Changes in assets and liabilities:
Accounts receivable–Antero Resources	(7,475)	(3,354)	(2,458)
Accounts receivable–third party	904	723	359
Income tax receivable	16,311	—	940
Other current assets	550	(313)	(2,041)
Accounts payable–Antero Resources	792	782	(1,267)
Accounts payable–third party	695	7,973	(7,766)
Accrued liabilities	(7,346)	(747)	8,251
Net cash provided by operating activities	709,752	699,604	779,063
Cash flows provided by (used in) investing activities:
Additions to gathering systems, facilities and other	(186,588)	(227,561)	(130,305)
Additions to water handling systems	(46,237)	(71,363)	(53,428)
Investments in unconsolidated affiliates	(2,070)	—	(262)
Return of investment in unconsolidated affiliate	—	17,000	—
Acquisition of gathering systems and facilities	—	(216,726)	(266)
Cash received in asset sales	1,653	5,726	1,087
Change in other assets	—	(98)	(32)
Change in other liabilities	—	(804)	—
Net cash used in investing activities	(233,242)	(493,826)	(183,206)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(471,171)	(432,825)	(434,846)
Dividends to preferred stockholders	(550)	(550)	(550)
Issuance of senior notes	750,000	—	—
Redemption of senior notes	(667,472)	—	—
Payments of deferred financing costs	(16,603)	(302)	—
Borrowings on Credit Facility	1,013,400	1,269,300	1,037,700
Repayments on Credit Facility	(1,079,700)	(1,034,500)	(1,189,600)
Employee tax withholding for settlement of equity compensation awards	(5,013)	(6,901)	(8,495)
Other	(41)	—	—
Net cash used in financing activities	(477,150)	(205,778)	(595,791)
Net increase (decrease) in cash and cash equivalents	(640)	—	66
Cash and cash equivalents, beginning of period	640	—	—
Cash and cash equivalents, end of period	$—	—	66

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$179,748	183,079	213,955
Cash received during the period for income taxes	$16,311	—	9,626
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$26,995	(17,003)	1,288